                            TRANSFER AGENCY AGREEMENT

      This AGREEMENT made this 3rd day of June, 1991 by and between Cohen & Steers Realty Shares, Inc., a Maryland corporation having its principal office at 757 Third Avenue, New York, New York 10018 ("the Fund") and The United States Trust Company of New York, a New York State chartered bank and trust company having its principal office at 114 West 47th Street, New York, New York 10036 ("UST").

                              W I T N E S S E T H:

      WHEREAS, the Fund desires to appoint UST as the transfer agent, dividend disbursing agent and agent in connection with certain other activities of the Fund and UST desires to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

      1. Appointment. The Fund hereby appoints and employs UST as transfer agent for its authorized and issued shares of common stock (the "Shares") of the Fund, dividend disbursing agent and agent in connection with such plans for the purchase or periodic redemption of shares as are described in the prospectus and/or statement of additional information of the Fund corresponding to the date of this Agreement; and UST hereby accepts such appointment and agrees to act in such capacities under the terms and conditions set forth herein.

      2. Representations and Warranties. (a) UST represents and warrants to the Fund that:

            (i) it is a corporation duly organized and existing and in good standing under the laws of the State of New York;

            (ii) it is duly qualified to carry on its business in The State of New York;

            (iii) it is empowered under applicable laws and by its Certificate of Incorporation and Bylaws to enter into and perform this Agreement;

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            (iv) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

            (v) it has and will continue to have access to the facilities, personnel and equipment required to perform its duties and obligations hereunder, and will make reasonable attempts to make alternative arrangements for access to facilities, personnel and equipment in the event of any disruption; and

            (vi) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of UST.

      (b) The Fund represents and warrants to UST that:

            (i) it is a non-diversified, open-end management investment company duly organized and existing and in good standing under the laws of the State of Maryland;

            (ii) it is empowered under applicable laws and by its Certificate of Incorporation and Bylaws to enter into and perform this Agreement;

            (iii) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

            (iv) it is an investment company registered under the Investment Company Act of 1940, as amended; and

            (v) a registration statement on Form N-1A (including a prospectus and statement of additional information) is currently effective and will remain effective, and to the extent so required, appropriate filings under the securities laws of the states have been made and will continue to be made, with respect to all Shares being offered for sale.

      3. Documents Furnished by the Fund.

      (a) The Fund shall promptly furnish to UST the following documents:

            (i) a copy of the Organizational Documents of the Fund;

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            (ii) copies of all account application forms and other documents related to shareholder accounts or any plans for the purchase or periodic redemption of Shares; and

            (iii) copies of the Fund's registration statement on Form N-1A as amended and declared effective by the Securities & Exchange Commission.

      (b) From time to time the Fund shall also furnish to UST the following documents:

            (i) copies of all amendments to the Organizational Documents of the Fund;

            (ii) copies of all post-effective amendments to the Fund's registration statement on Form N-1A; and

            (iii) such other certificates, documents and opinions as UST shall deem to be appropriate or necessary for the proper performance of its duties hereunder.

      4. Purchase of Shares. Upon receipt by UST of any order for the purchase of Shares, UST shall stamp such order with the date of receipt, promptly deposit all funds received to the account of the Fund maintained with the entity then acting as custodian for the portfolio securities and cash of the Fund (the "Custodian"), compute (to the nearest three decimal places) the number of shares to be purchased according to the public offering price in effect for purchases made on the date of such receipt as set forth in the Fund's current prospectus, notify the Fund daily of the deposit of such funds to the Fund's account with the Custodian and the number of Shares subscribed for, and prepare and mail confirmations of such purchases to the addresses specified by the persons making them and, if applicable, send copies of such confirmations to the purchaser's Broker/Dealer or selling agent, if any. All such actions are subject to any instructions which the Fund may give to UST with respect to acceptance of orders for shares so received by it.

      Unless otherwise requested by a purchaser, all Shares purchased shall be credited to a book share account maintained for the purchaser by UST. If a purchaser or existing shareholder

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specifically requests in writing, UST as Transfer Agent, shall countersign, register, issue and mail by first class mail to the purchaser or shareholder, a share certificate for any whole number of Shares purchased or held in his book share account, but no share certificate shall be mailed until the purchase price of the Shares represented thereby shall have been received.

      5. Unpaid Checks. In the event that any check or other order for payment of money with respect to any purchase of Shares is returned unpaid for any reason, UST shall promptly notify the Fund and purchaser of such nonpayment, and, in the absence of other instructions from the Fund or the Distributor, take such steps as may be necessary to cancel promptly any shares purchased on the basis of such returned check and shall cancel accumulated dividends for such account, and return such check or other order to the purchaser.

      6. Redemption of Shares. Upon receipt of any request for the redemption of Shares, UST shall stamp such request with the date of receipt, determine whether such request complies with all requirements for redemption set forth in the Fund's current prospectus, and if so, compute the redemption price in the manner set forth therein. If such request does not comply with such requirements for redemption, UST shall notify the redeeming shareholder of the respects in which compliance is lacking and effect redemption at such time as all requirements for redemption are complied with.

      UST shall notify the Fund daily of the amount of funds required for payment upon redemption of Shares and the number of Shares redeemed. Upon the receipt of such funds from the Custodian, UST shall pay over or cause to be paid over the redemption proceeds to redeeming shareholders as instructed by them in the manner described in the Fund's current prospectus, and prepare and mail confirmations of such redemptions and if applicable send copies of such confirmations to the appropriate Broker/Dealer or selling agent, if any. UST shall cancel all share certificates representing redeemed Shares, if any.

      7. Transfer of Shares. Upon receipt by UST of documentation in proper form to effect a transfer of Shares, including in the case of Shares for which certificates have been issued the share certificates in proper form for transfer, UST shall register such transfer on the Fund's shareholder records maintained by UST pursuant to instructions received from the transferor, cancel the certificates representing such Shares, if any, and if so requested, countersign, register, issue and mail by first class mail new certificates for the same or a smaller whole number of Shares, and in the case of book share transfers prepare and mail confirmation of such transfer as instructed by the shareholder.

      8. Administration of Plans. UST shall administer such plans for the purchase or periodic redemption of Shares as are described in the prospectus and/or statement of additional information of the Fund corresponding to the date of this Agreement in accordance with the terms of such plans, or as UST and the Fund may mutually agree from time to time.

      9. Dividends and Distributions. Upon the declaration of any cash dividend or distribution upon the Shares, the Fund shall furnish to UST a certified copy of a resolution of the Fund's Board setting forth the date of payment of such dividend or distribution, the record date as of which shareholders entitled to payment thereof shall be determined, and the amount payable per share to shareholders of record as of such record date. In the case of dividends declared daily or at other regular intervals, such certified resolution may be a standing resolution setting forth the method of calculating such dividends and the Fund or its agent shall advise UST of the amount of such dividend at the appropriate intervals. UST shall notify the Fund and the Custodian of the amount of cash required to pay the dividend or distribution so that the Fund may instruct its custodian to make sufficient funds available on or before the payment date.

      Upon receipt of such funds from the Custodian, UST shall prepare and mail to shareholders, at their addresses as they appear on the records maintained by UST or pursuant to any written order of a shareholder on file with UST, checks representing any dividends and distributions to which they are entitled. If a shareholder is entitled to receive additional Shares by reason of his decision to reinvest all or a portion of a dividend or distribution, appropriate credits shall be made to this book share account and, if specifically so requested in writing, U.S. Trust shall countersign, register, issue and mail by first class mail to the shareholder or pursuant to his instructions, a share certificate for any whole number of shares purchased. UST shall prepare and mail confirmations of such purchases and send copies of such confirmations to the Fund.

      10. Tax Returns and Reports. UST shall prepare, file with the Internal Revenue Service and with appropriate state or local agencies, and mail to shareholders such returns for reporting dividends, distributions and redemptions as are required to be so prepared, filed and/or mailed, and withhold from the accounts of shareholders such sums as are required to be withheld, under applicable federal, state and local tax laws, rules and regulations in effect from time to time.

      11. Share Certificates. The Fund shall supply UST with sufficient supplies of blank share certificates. Such blank share certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, and shall bear the seal or a facsimile thereof of the Fund.

      Notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign such share certificates, UST may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Fund.

      UST shall establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of share certificates, check forms and facsimile signature imprinting devices if any, and for the preparation or use and for keeping accounting of such certificates, forms and devices.

      UST shall issue a replacement share certificate in lieu of a certificate which has been lost, stolen or destroyed without any further action by the Fund's Board or any officer of the Fund, upon receipt by UST of a properly executed affidavit with respect to such loss, theft or destruction and a lost certificate bond, in a form satisfactory to UST.

      12. Shareholder Mailings, Inquiries and Meetings. UST shall address and mail all communications by the Fund to its shareholders promptly following the delivery by the Fund of the material to be mailed.

      UST shall answer all correspondence it receives from shareholders and former shareholders of the Fund relating to their ownership of shares. In connection with meetings of shareholders, UST shall prepare shareholder lists, mail and certify as to the mailing of proxy materials, receive and tabulate proxy cards, render periodic reports to the Fund on the progress of such tabulation, and provide the Fund with inspectors of election at any meeting of shareholders.

      13. Other Reports and Information. UST shall furnish to the Fund such information, including shareholder lists, sales information on a state by state basis and other statistical information, in such form and at such intervals as may be reasonably requested by the Fund and supported by the UST system.

      14. Record Keeping. UST shall keep records relating to the services to be performed hereunder, in such form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and rules promulgated thereunder, UST agrees that all such records prepared or maintained by UST relating to the services to be performed by UST hereunder are the property of the Fund and will be preserved, for the periods prescribed under Rule 31 a-2 of said rules as specifically noted below, maintained at the expense of the Fund, and made available in accordance with such section rules. UST shall upon the Fund's demand surrender promptly to the Fund and cease to retain in its files records and documents created and maintained by UST pursuant to this Agreement.

      If not so turned over to the Fund, such records and documents will be retained by UST for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six-year period, such records and documents will either be turned over to the Fund or destroyed in accordance with the Fund's authorization.

      In the case of any requests or demands for the inspection of the shareholder records of the Fund, UST shall endeavor to notify the Fund and to secure instructions from an officer of the Fund as to such inspection. UST reserves the right, however, to exhibit shareholder records to any person whenever it is advised in writing by its counsel, with a copy to the Fund, that it may be held liable for the failure to do so.

      15. Confidentiality. All books, records, information, and data pertaining to the business of the parties which are exchanged or received pursuant to the negotiation or the performance of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person except as may be required by law.

      16. Compensation. For the services to be performed by UST pursuant to this Agreement, the Fund agrees to pay UST in accordance with the schedules and terms set forth in Exhibit A and as follows:

      (a) Shareholder Service Fee. The Fund agrees to pay UST an Annual Service Fees per Shareholder account. A "Shareholder account" is an account holding a least a fraction of a Share and shall be deemed to exist after it is in fact terminated until the month subsequent to the final federal tax filing deadline (generally April 15th of the following year). The Annual Service Fee is prorated and payable monthly based on the total number of accounts on the system at the billing date each month. Service charges for a partial month's service will be prorated on a thirty (30) day month basis.

      (b) Out of Pocket Expenses. The Fund agrees to reimburse UST for any equipment and supplies specially ordered by the Fund through UST and for any other expenses UST may incur at the request of or consented to by the Fund, including but not limited to expenses for stationery, postage, telephone and telegraph line toll charges, data communications lines, shipping charges, messenger services, forms, supplies and costs associated with the termination of services pursuant to this Agreement:

      Postage and the cost of materials for mailings to shareholder accounts shall be advanced to UST by the Fund at least five (5) business days prior to the mailing date of such materials.

      (c) Additional Services. The Fund may request additional services, additional processing, or special reports. Such requests may be provided by UST at additional charges. In this event, the Fund shall submit such requests in writing together with such specifications as may be reasonably required by UST, and UST shall respond to such requests in the form of a price quotation. The Fund's written acceptance of the quotation must be received prior to implementation of such request.

      Additional services will be charged at UST's standard rates.

      (d) Terms of Payment. All fees, out-of-pocket expenses, or additional charges of UST shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

      UST will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by the Morgan Guaranty Trust Company of New York) plus two (2) points per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to UST.

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      In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty days written notice to the Fund by UST. The Fund must notify UST in writing of any contested amounts within thirty
(30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

      (e) Taxes. In addition to any other charges specified hereunder, the Fund shall pay any sales and/or use tax, transfer tax, excise tax, tariff, duty, or any other tax or payment in lieu thereof imposed by any governmental authority or agency as a direct result of the provision by UST of goods or services hereunder, except for taxes based on UST's net income.

      (f) Price Adjustment. After the initial term of this Agreement, UST may increase it's rate for services for any renewal term, upon notice of one hundred and twenty (120) days prior to the commencement of the renewed term. Such increased rates shall be based upon UST's then current fees to other users of service similar to those provided hereunder.

      17. Indemnification.

      (a) UST shall not be responsible for, and the Fund shall indemnify and hold UST harmless from and against, any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses and liability arising out of or attributable to:

            (i) all actions of UST or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

            (ii) the Fund's refusal or failure to comply with the terms of this Agreement, or the Fund's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of the Fund hereunder;

            (iii) the reliance on or use by UST or its agents or subcontractors on information, records or documents which are received by UST or its agents or subcontractors and furnished to it by or on behalf or the Fund, and which have been prepared and/or maintained by the Fund or any other person or firm (other than UST or its agents or subcontractors) on behalf of the Fund;

            (iv) the reliance on, or the carrying out by UST or its agents or subcontractors, of any instructions or requests of the Fund; or

            (v) the offer or sale of Shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

      (b) UST shall indemnify and hold the Fund and its Trustees, Officers and Employees harmless from and against any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses, and liability arising out of or attributable to UST's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of UST hereunder.

      (c) At any time UST may apply to any officer of the Fund for instructions, and may request, through an officer of the Fund, the opinion of the Fund's legal counsel, with respect to any matter arising in connection with the services to be performed by UST under this agreement, and UST and its agents and subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. UST, its agents and subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. UST, its agents and subcontractors shall be protected and indemnified in acting in a reasonable manner upon any papers or documents furnished by or on behalf of the Fund, any shareholder of the Fund or any representative of a shareholder, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instructions, information, data, records or documents provided UST or its agents or subcontractors by telephone, in person, or by machine readable input, telex, CRT data entry or similar means authorized by the Fund, and UST, its agents and subcontractors shall not be held to have notice absent actual notice of any change or authority of any person until receipt of written notice thereof from the Fund. UST, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and

      (d) In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. UST shall use its best efforts to minimize the likelihood of all damage, loss of data, delays and errors resulting from uncontrollable events, and should such damage, loss of data, delays or errors occur, UST shall use its best efforts to mitigate the effects of such occurrence.

      (e) Neither party to this Agreement shall be liable to the other party for consequential, special or incidental damages under any provision of this Agreement or for any act or failure to act hereunder.

      (f) In order that the indemnification provisions contained in this Section 17 shall apply, upon assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion and shall keep the other party advised with respect to all developments concerning such claim.

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      The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it, except with the other party's prior written consent.

      18. Commencement, Term and Termination.

      (a) The commencement date for the services provided hereunder shall be the same as the Fund's effective date.

      (b) This Agreement shall remain in effect for 12 months from the commencement date (the "Initial Term"). Subsequent to the Initial Term, this Agreement shall remain in effect indefinitely unless terminated by either party, without penalty, upon ninety (90) days prior written notice.

      (c) Notwithstanding the foregoing, either party hereto may terminate this Agreement upon written notice if the other party hereto is substantially unable to perform its duties hereunder because of a force majeure condition which lasts for more than seven (7) days.

      (d) This Agreement may be terminated by either party hereto if the other party is in material breach of this Agreement. In order to so terminate this Agreement, written notice shall be given to an officer of the other party of the non-breaching party's intention to terminate due to a failure to comply with, or breach of, a material term or condition of this Agreement. Said written notice shall specifically state the material term and conditions claimed to be breached and shall provide at least fifteen (15) days in which to correct such alleged breach. If such breach is not corrected in the time period allowed to correct, then the notice giving party may terminate this Agreement immediately, upon written notice.

      (e) Should the Fund exercise its right to terminate, all out-of-pocket expenses reasonably incurred by UST in connection with the movement of records and materials shall be borne by the Fund.

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      Nothing herein shall be construed to excuse the Fund from payment of all charges due and payable to UST for services and out-of-pocket expenses and disbursements provided prior to termination. In the event of termination as provided for in this Section 18, neither party shall be liable to the other except for any payments which may be due as provided for in this Agreement and except that the provisions of Section 15, "Confidentiality" shall survive the termination of this Agreement for any reason.

      19. Use of UST's Name. The Fund shall not use UST's name in any prospectus or statement of additional information, shareholder report, sales literature or other material relating to the Fund, otherwise than for the purpose of merely identifying and describing the functions or UST hereunder, in a manner not approved by UST in writing before such use; provided, however, that UST shall consent to all uses of its name required by the Securities and Exchange Commission, any state securities commission, or any federal or state regulatory authority and provided, further, that in no case will such approval be unreasonably withheld.

      20. Assignment. Except as hereinafter provided, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. UST may, without further consent on the part of the Fund, subcontract for the performance hereof with third parties, or subsidiaries or other affiliates of UST; provided, however, that UST shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions and shall be responsible for its choice of subcontractor.

      21. Amendment. This Agreement may not be amended or modified in any manner except by a written instrument executed by both parties.

      22. Exhibit(s). The Exhibits listed below the signature lines hereof and which are attached hereto are made a part of this agreement as if fully included in the text hereof. In the event of any conflict or inconsistency between provisions contained in such Exhibits and provisions contained in the main body of the Agreement, the provisions contained in the Exhibits shall prevail.

      23. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of The State of New York. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute the entire Agreement between the parties hereto and supersede any prior oral or written Agreement with respect to the subject of matter hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their officers thereunto duly authorized as of the date first above written.

                                              COHEN & STEERS REALTY SHARES, INC.

ATTEST: ______________________                By:_______________________________
                                                                   (Title)


                                              UNITED STATES TRUST COMPANY
                                                      OF NEW YORK

ATTEST:                                       By:
       ------------------------                  -------------------------------
                                                       SVP         (Title)

                                    EXHIBIT A

                           UNITED STATES TRUST COMPANY
                                   OF NEW YORK

                                 TRANSFER AGENCY

                                  FEE SCHEDULE

                                       FOR

                       COHEN & STEERS REALTY SHARES, INC.